EX-99.1

SHOE CARNIVAL REPORTS SECOND QUARTER FISCAL 2021 RESULTS

Reports Record Quarterly Sales, Net Income and Diluted EPS of $1.54

Diluted EPS for Six-Months Ended July 31, 2021 Exceeds the Combined Diluted EPS for the Last Two Fiscal Years

Guides Fiscal 2021 to Record Annual Earnings

Completes Two-for-One Stock Split

FOR IMMEDIATE RELEASE

Evansville, Indiana, August 25, 2021 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the second quarter and six months ended July 31, 2021.

Second Quarter Highlights

•	Record quarterly net income of $44.2 million and record diluted net income per share of $1.54 (adjusted for the two-for-one stock split effected July 20, 2021)
•	Record quarterly net sales of $332.2 million and quarterly comparable store sales increase of 11.4 percent
•	Record quarterly gross profit of $135.8 million and record quarterly gross profit margin of 40.9 percent
•	Shoe Perks customer loyalty program membership increased over 10 percent compared to the prior year with total membership approaching 28 million
•	Cash, cash equivalents, and investments were $163.9 million with no outstanding debt as of July 31, 2021

“Our best in class merchandising strategy, innovative store operations and powerful data analytics derived from our CRM program continued to drive outstanding financial results and increases in new customer acquisition. Our business fundamentals are the strongest they have ever been, which gives us the confidence to lean forward and aggressively plan for continued growth through the remainder of the year. I am incredibly proud of our amazing personnel and their unwavering commitment, which is on display seven days a week in all our stores,” said Cliff Sifford, Shoe Carnival’s Vice Chairman and Chief Executive Officer.

“As I hand the reins over to Mark Worden to enhance Shoe Carnival’s leadership position in the family footwear channel, I have never been more confident. Our team is smart, customer-centric, and ready to take Shoe Carnival to new levels. Our execution over the last twelve months gives us conviction as we forge ahead even in an uncertain environment. To our amazing workforce, thank you for your dedication to operational excellence. I am eternally grateful to our customers, employees, shareholders, and everyone else who has made my tenure so wonderful. I look forward as Vice Chairman of the Board to watching the Company continue to execute its growth strategies and drive value for all of its stakeholders,” concluded Mr. Sifford.

Mark Worden, President and Incoming Chief Executive Officer added, “The Shoe Carnival team delivered spectacular results, posting record sales and EPS growth, which included our highest operating profit on record, during the fiscal second quarter. This momentum has continued through the first three weeks of August, with comparable store sales increasing 23 percent and product margins increasing nearly 11 percentage points when compared to August 2019. Given our strong performance in the first half of the year, we are raising our full year guidance, as well as offering our view of the fiscal third quarter.”

Mr. Worden concluded, “I would like to thank Cliff for his innumerable contributions to Shoe Carnival, as well as his leadership and partnership over the last three years. Cliff has built an incredible organization and established a strong foundation for us to build upon. I wish him all the best as he transitions into his new role.”

Second Quarter Financial Results

On June 21, 2021, the Company’s Board of Directors authorized a two-for-one stock split of the shares of the Company’s common stock, which was effected in the form of a dividend. The stock split entitled each shareholder of record at the close of business on July 6, 2021, to receive one additional share of common stock for each share owned as of that date, and was paid on July 19, 2021.  Upon the completion of the stock split, the Company’s outstanding shares increased from approximately 14.1 million shares to approximately 28.2 million shares.  The financial information included with this press release has been adjusted to reflect the completion of the stock split.

The Company reported net sales of $332.2 million for the second quarter of fiscal 2021, a 10.5 percent increase compared to net sales of $300.8 million for the second quarter of fiscal 2020. The increase resulted from continued broad-based demand for the Company’s product offerings, a more normalized beginning to the back-to-school season, improving macroeconomic factors in the U.S. and the easing of COVID-19 restrictions.

Gross profit margin for the second quarter of fiscal 2021 increased 13.4 percentage points to 40.9 percent compared to 27.5 percent in the prior year. Merchandise margin increased 13.3 percentage points, as consumer demand for product offerings continued to strengthen, which resulted in less promotional activity compared to the second quarter of fiscal 2020.  Buying, distribution and occupancy expenses declined slightly as a percentage of net sales compared to the second quarter of fiscal 2020 as higher freight and distribution labor costs mostly offset the leveraging effect of higher sales.

Selling, general and administrative expenses (“SG&A”) for the second quarter of fiscal 2021 increased $7.8 million to $76.0 million. As a percentage of net sales, these expenses increased 0.2 percentage points to 22.9 percent. The increase in SG&A primarily correlates with the Company’s continued record performance, with increases in store level wages and incentive compensation comprising a majority of the increase.

Net income for the second quarter of fiscal 2021 was $44.2 million, or $1.54 per diluted share. For the second quarter of fiscal 2020, the Company reported net income of $10.1 million, or $0.35 per diluted share.

Six Month Financial Results

Net sales for the first six months of fiscal 2021 were $660.7 million compared to $448.3 million in the first six months of fiscal 2020.  Comparable store sales increased 48.8 percent for the first six months of fiscal 2021.

The gross profit margin for the first six months of fiscal 2021 was 40.3 percent compared to 25.4 percent in the same period last year.  Selling, general and administrative expenses for the first six months increased $25.7 million to $148.6 million.  As a percentage of net sales, these expenses decreased to 22.5 percent compared to 27.4 percent in the first six months of fiscal 2020.

Net income for the first six months of fiscal 2021 was $87.5 million, or $3.05 per diluted share, compared to a net loss of $6.1 million, or a loss of $0.22 per diluted share, for the first six months of fiscal 2020.

Store Updates

One new store opened in the second quarter of fiscal 2021 and no stores were closed.  For the first six months of fiscal 2021, the Company has opened one store and closed six stores. The Company expects to close three additional stores during the remainder of fiscal 2021 compared to a total of four store openings and 13 store closings in fiscal 2020.

The Company is currently in the process of modernizing its stores and plans to modernize approximately 100 stores by the spring of 2022, with the goal of modernizing two-thirds of its store fleet in the next three-to-five years.

Fiscal 2021 Outlook

Based on third quarter results to date and expected continued strength in gross profit margin for the remainder of the quarter, the Company currently anticipates diluted net income per share in the range of $1.10 to $1.15 and net sales in the range of $307 million to $315 million for the third quarter of fiscal 2021. For full year fiscal 2021, the Company currently anticipates diluted net income per share in the range of $4.35 to $4.50 and net sales in the range of $1.21 billion to $1.23 billion.

Share Repurchase Program

In the second quarter of fiscal 2021, the Company repurchased 117,068 shares of common stock at a total cost $4.0 million.  As of July 31, 2021, the Company had $46.0 million available for future repurchases under its share repurchase program. The Company will continue to evaluate the repurchase of shares under the repurchase program during the remainder of fiscal 2021.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss the second quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of August 25, 2021, the Company operates 378 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

Vice Chairman and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: the duration and spread of the COVID-19 pandemic, mitigating efforts deployed, including the effects of government stimulus on consumer spending, and the pandemic’s overall impact on our operations, including our stores, supply chain and distribution processes, economic conditions, and financial market volatility; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our multi-channel sales; the potential impact of national and international security concerns on the retail environment; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and emerging direct-to-consumer initiatives; changes in our relationships with other key suppliers; our ability to control costs and meet our labor needs in a rising wage and/or inflationary environment; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved;

continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net sales	$332,230	$300,794	$660,687	$448,289
Cost of sales (including buying, distribution and occupancy costs)	196,478	218,189	394,777	334,220
Gross profit	135,752	82,605	265,910	114,069
Selling, general and administrative expenses	76,038	68,207	148,593	122,932
Operating income/(loss)	59,714	14,398	117,317	(8,863)
Interest income	(2)	(4)	(6)	(93)
Interest expense	119	118	238	174
Income/(loss) before income taxes	59,597	14,284	117,085	(8,944)
Income tax expense/(benefit)	15,385	4,224	29,631	(2,814)
Net income/(loss)	$44,212	$10,060	$87,454	$(6,130)
Net income/(loss) per share:
Basic	$1.56	$0.36	$3.09	$(0.22)
Diluted	$1.54	$0.35	$3.05	$(0.22)
Weighted average shares:
Basic	28,323	28,175	28,290	28,080
Diluted	28,652	28,429	28,643	28,080

Cash dividends declared per share	$0.070	$0.045	$0.140	$0.088

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	July 31,	January 30,	August 1,
	2021	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$146,506	$106,532	$76,885
Marketable securities	17,431	0	0
Accounts receivable	7,871	7,096	6,844
Merchandise inventories	308,141	233,266	298,856
Other	13,131	8,411	13,419
Total Current Assets	493,080	355,305	396,004
Property and equipment – net	65,871	62,325	65,043
Deferred income taxes	4,135	5,635	7,289
Other noncurrent assets	12,498	13,843	10,589
Operating lease right-of-use assets	208,472	205,639	210,593
Total Assets	$784,056	$642,747	$689,518

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$96,494	$57,717	$129,641
Accrued and other liabilities	50,126	24,390	20,863
Current portion of operating lease liabilities	47,769	48,794	45,376
Total Current Liabilities	194,389	130,901	195,880
Long-term portion of operating lease liabilities	185,555	182,622	189,411
Deferred compensation	11,440	16,008	14,249
Other	2,760	3,040	991
Total Liabilities	394,144	332,571	400,531
Total Shareholders’ Equity	389,912	310,176	288,987
Total Liabilities and Shareholders’ Equity	$784,056	$642,747	$689,518

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	July 31, 2021	August 1, 2020
Cash Flows From Operating Activities
Net income/(loss)	$87,454	$(6,130)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	8,926	7,866
Stock-based compensation	2,686	1,892
Loss on retirement and impairment of assets, net	1,034	2,289
Deferred income taxes	1,499	544
Non-cash operating lease expense	21,214	20,844
Other	1,845	334
Changes in operating assets and liabilities:
Accounts receivable	(775)	(4,120)
Merchandise inventories	(74,875)	(39,361)
Operating leases	(22,140)	(18,898)
Accounts payable and accrued liabilities	53,236	71,373
Other	(257)	(10,425)
Net cash provided by operating activities	79,847	26,208

Cash Flows From Investing Activities
Purchases of property and equipment	(12,137)	(7,206)
Investments in marketable securities and other	(17,482)	0
Other	0	194
Net cash used in investing activities	(29,619)	(7,012)

Cash Flow From Financing Activities
Borrowings under line of credit	0	24,903
Payments on line of credit	0	(24,903)
Proceeds from issuance of stock	92	105
Dividends paid	(4,039)	(2,588)
Purchase of common stock for treasury	(3,971)	0
Shares surrendered by employees to pay taxes on restricted stock	(2,336)	(1,727)
Net cash used in financing activities	(10,254)	(4,210)
Net increase in cash and cash equivalents	39,974	14,986
Cash and cash equivalents at beginning of period	106,532	61,899
Cash and cash equivalents at end of period	$146,506	$76,885